Exhibit 15.2

[Letterhead of Maples and Calder]

Our ref	DLK\630408\5642160v4
Direct tel	+852 2971 3006
E-mail	derrick.kan@maplesandcalder.com

Agria Corporation

Room 1206, Huantai Building
12, Zhongguancun South Street
Haidian District
Beijing 100081
People's Republic of China

10 October 2012

Dear Sir

Agria Corporation

We have acted as legal advisers as to the laws of the Cayman Islands to Agria Corporation, an exempted limited liability company incorporated in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 30 June 2012 (“Form 20-F”).

We hereby consent to the reference of our name under the heading "Item 10. Additional Information—E. Taxation—Cayman Islands Taxation" in the Form 20-F.

Yours faithfully

/s/ Maples and Calder

Maples and Calder